EXHIBIT (a)(1)(i)

OFFER TO PURCHASE
Colony Capital, Inc.
Offer to Purchase for Cash Any and All Outstanding 3.875% Convertible Senior Notes due 2021
(CUSIP No. 19624RAB2)
THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 24, 2020, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED IN THE COMPANY’S SOLE DISCRETION. HOLDERS MUST VALIDLY TENDER THEIR CONVERTIBLE NOTES (AS DEFINED BELOW) PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION (AS DEFINED BELOW) PLUS ACCRUED INTEREST (AS DEFINED BELOW). THE CONSIDERATION WILL BE PAYABLE IN CASH. TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.
Colony Capital, Inc. (“Colony,” the “Company,” “we,” “us,” or “our”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”), to purchase any and all of the outstanding 3.875% Convertible Senior Notes due 2021 of the Company (the “Convertible Notes”) that are validly tendered and not validly withdrawn prior to the Expiration Time, for cash in an amount equal to $1,000 per $1,000 principal amount of Convertible Notes purchased (the “Consideration”). The Company refers to the offer to purchase the Convertible Notes as the “Offer.”
The Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered pursuant to the Offer is subject to satisfaction or waiver of all the conditions described in this Offer to Purchase. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company and may be waived by the Company, in whole or in part, at any time and from time to time at or prior to the Expiration Time, in the sole discretion of the Company. The Offer is not conditioned on a minimum principal amount of Notes being tendered. The Offer is not subject to a financing condition. See “Conditions to the Offer.” This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer. In particular, see “Impact of the Offer on Rights of the Holders of the Convertible Notes” and “Additional Considerations Concerning the Offer” for a discussion of certain factors you should consider in connection with the Offer.
The Offer is open to all holders of record of Convertible Notes (each, a “Holder” and, collectively, “Holders”). If a Holder validly tenders its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Convertible Notes from and including the last interest payment date of July 15, 2020 up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.
Any Holder desiring to tender, and any beneficial owner of Convertible Notes desiring that the Holder tender, all or any portion of such Holder’s Convertible Notes must comply with the procedures for tendering Convertible Notes set forth herein in “Procedures for Tendering and Withdrawing Convertible Notes.”
Any questions or requests for assistance concerning the Offer may be directed to Barclays Capital Inc. (the “Dealer Manager”) or D. F. King & Co., Inc. (the “Information and Tender Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or any other related documents may be directed to the Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Convertible Notes should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer

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should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGER, THE INFORMATION AND TENDER AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO TENDER.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Dealer Manager for the Offer is:
Barclays Capital Inc.
August 27, 2020

IMPORTANT INFORMATION
Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein, the Company will notify the Information and Tender Agent, promptly after the Expiration Time, of which Convertible Notes tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date (as defined below). Convertible Notes accepted for purchase pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.
Notwithstanding any other provisions of the Offer, the Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of all conditions set forth herein. See “Conditions to the Offer.”
Payment for the Convertible Notes will be made by the deposit of immediately available funds by the Company with the Information and Tender Agent or at its direction promptly following the Expiration Time, and is expected to be within two (2) business days following the Expiration Time (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Information and Tender Agent will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”
Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer at or prior to the Expiration Time, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed promptly by a public announcement thereof. In the case of an extension, the public announcement thereof shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Convertible Notes tendered pursuant to the Offer, or the payment for Convertible Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration and Accrued Interest will not be paid or become payable to Holders who have validly tendered their Convertible Notes pursuant to the Offer. In any such event, the Convertible Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.
From time to time after the tenth (10th) business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Convertible Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Convertible Notes until ten (10) business days after the expiration or termination of the Offer, other than the Company’s purchases of Convertible Notes in connection with the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. EXCEPT AS REQUIRED BY LAW, THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.
THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS. WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF CONVERTIBLE NOTES PURSUANT THERETO IS NOT IN COMPLIANCE WITH APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF CONVERTIBLE NOTES IN SUCH JURISDICTION.
THIS OFFER TO PURCHASE CONTAINS AND INCORPORATES BY REFERENCE IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, IN PARTICULAR, SEE “IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE CONVERTIBLE NOTES” AND “ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER” FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.
The Convertible Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of the Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Convertible Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants.
Only Holders—i.e., record owners, as reflected on the Company’s registry of ownership—are entitled to tender Convertible Notes. A beneficial owner of the Convertible Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Convertible Notes on the beneficial owner’s behalf.
DTC has authorized DTC participants that hold Convertible Notes on behalf of beneficial owners of Convertible Notes to tender their Convertible Notes as if they were Holders. The Information and Tender Agent and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Convertible Notes, DTC participants must tender their Convertible Notes to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.” Holders desiring to tender their Convertible Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.
Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager or the Information and Tender Agent. See “Dealer Manager and Information and Tender Agent.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such entity may establish its own earlier deadlines for participation in the Offer. Tenders not completed prior to the Expiration Time will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer). Holders must tender their Convertible Notes in accordance with the procedures set forth herein.

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SUMMARY TERM SHEET
The following summary is provided solely for the convenience of Holders of the Convertible Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and any supplements hereto or thereto. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase in its entirety, including all documents incorporated by reference. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Colony Capital, Inc., a Maryland corporation.
The Convertible Notes	3.875% Convertible Senior Notes due 2021 of the Company. See “Impact of the Offer on Rights of the Holders of the Convertible Notes.”
The Offer
The Company is offering to purchase, upon the terms and subject to the conditions described herein, any and all of the Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds
The purpose of the Offer is to purchase any and all of the outstanding Convertible Notes in order to retire the debt associated with the Convertible Notes. The Company expects to fund purchases of Convertible Notes tendered in the Offer with cash on hand. See “The Offer—Purpose of the Transaction” and “The Offer— Source and Amount of Funds.”

Consideration; Accrued Interest
The Consideration offered is cash in an amount equal to $1,000 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. With respect to any Convertible Notes purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Convertible Notes pursuant to their terms up to, but not including, the Payment Date. See “The Offer.”

Payment Date
The Payment Date for the Offer is expected to be promptly after the Expiration Time. The Company expects payment to be made within two (2) business days of the Expiration Time. See “Acceptance for Payment and Payment.”

Expiration Time
The Offer will expire at 12:00 midnight, New York City time, on September 24, 2020, unless extended or earlier terminated by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Withdrawal Rights
Holders may withdraw their tendered Convertible Notes at any time prior to the Expiration Time. After the Expiration Time, tendered Convertible Notes may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Convertible Notes—Withdrawal of Tenders; Absence of Appraisal Rights.”

No Recommendation
Neither we, our Board of Directors, the Dealer Manager, the Information and Tender Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Convertible Notes in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Convertible Notes, your liquidity needs, your investment objectives and any other factors you deem relevant.

The tender of Convertible Notes in the Offer may not be suitable for you. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Impact of the Offer on Rights of the Holders of the Convertible Notes” and “Additional Considerations Concerning the Offer” before deciding whether to participate in the Offer.

Conditions to the Offer
Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction or waiver of all of the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer at or prior to the Expiration Time, (iii) extend the Expiration Time to a later date and time as announced by the Company or (iv) amend the terms of the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Convertible Notes tendered in the Offer, or to delay the payment for Convertible Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Notes
The Convertible Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of DTC, and held in book-entry form through DTC. DTC is the only registered holder of the Convertible Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants.

Only a person who is the record owner of a Convertible Note, as reflected in the Company’s registry of ownership, is the Holder of that Convertible Note and is entitled to tender that Convertible Note in the Offer. Beneficial owners of Convertible Notes who hold their interests through a broker, dealer, commercial bank, trust company or other nominee are not the Holders of those Convertible Notes and, if they wish such Convertible Notes to be tendered in the Offer, they must arrange for such broker, dealer, commercial bank, trust company or other nominee to effect the tender for them.

Any beneficial owner who holds Convertible Notes in book-entry form through DTC and who desires that the Convertible Notes be tendered should instruct its broker, dealer, commercial bank, trust company or other nominee to tender its Convertible Notes on such beneficial owner’s behalf prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held by Record Holders.”

Holders of Convertible Notes who are tendering by book-entry transfer to the Information and Tender Agent’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Information and Tender Agent’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Information and Tender Agent for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Convertible Notes.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. Holders that hold Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee should be aware that such entity may establish its own earlier deadlines for participation in the Offer. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.”

Untendered and/or Unpurchased Convertible Notes
Convertible Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may purchase and/or redeem the untendered Convertible Notes in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer.” Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten (10) business days after the expiration or termination of the Offer.

Acceptance for Payment and Payment
Upon the terms and subject to the conditions set forth herein, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be within two (2) business days of the Expiration Time.

Payments for Convertible Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with or at the direction of the Information and Tender Agent. The Information and Tender Agent will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations relating to the Offer, see “Material U.S. Federal Income Tax Considerations.”
Brokerage Commission	No brokerage commissions are payable by Holders to the Dealer Manager, the Information and Tender Agent, the Company or The Bank of New York Mellon (the “Trustee”).
Dealer Manager	Barclays Capital Inc.
Information and Tender Agent	D. F. King & Co., Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. In addition, our filings are available to the public free of charge on our corporate website at www.clny.com. The information included or referred to on our website is not part of this Offer to Purchase.
The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed with the SEC with respect to the Company are incorporated herein by reference and shall be deemed to be a part hereof (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) (the “Incorporated Documents”):

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Indenture, dated as of April 10, 2013, between Colony Financial, Inc. and The Bank of New York Mellon, (filed as Exhibit 4.1 to Colony Financial, Inc.’s Current Report on Form 8-K, filed on April 10, 2013, File No. 001-34456, and incorporated by reference herein).

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Second Supplemental Indenture, dated as of January 28, 2014 (filed as Exhibit 4.2 to Colony Financial, Inc.’s Current Report on Form 8-K, filed on January 28, 2014, File No. 001-34456, and incorporated by reference herein).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed on May 11, 2020, and June 30, 2020, filed on August 10, 2020;

•	Our Current Reports on Form 8-K filed on March 16, 2020, March 25, 2020, July 1, 2020, July 13, 2020, July 15, 2020, July 17, 2020, July 23, 2020, and July 28, 2020; and

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Our Definitive Proxy Statement on Schedule 14A filed on April 1, 2020 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019).

The information contained in each of the documents listed above speaks only as to the date of such document. Any statement contained herein or contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document or report that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase include all Incorporated Documents as incorporated herein, unless the context otherwise requires.
Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the SEC on August 27, 2020 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.
The Company will promptly provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the

Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS
Some of the statements contained in this Offer to Purchase constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The forward-looking statements contained in this Offer to Purchase reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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the duration and severity of the current novel coronavirus (COVID-19) pandemic, and its impact on the global market, economic and environmental conditions generally and in the digital and communications technology, healthcare and hospitality real estate, other commercial real estate equity and debt, and investment management sectors;

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the impact of COVID-19 on the Company’s operating cash flows, debt service obligations and covenants, liquidity position and valuations of its real estate investments, as well as the increased risk of claims, litigation and regulatory proceedings and uncertainty that may adversely affect the Company;

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whether the Company will successfully execute its strategic transition to become a digital real estate and infrastructure focused company within the timeframe contemplated or at all, and the impact of such transition on the Company’s legacy portfolios and assets, including whether such transition will result in significant further impairments to certain of its investments, including healthcare and hospitality assets and whether such transition and any resulting impairments will be consistent with the Company’s REIT status;

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our ability to obtain and maintain financing arrangements, including securitizations, on favorable or comparable terms or at all, including our ability to obtain forbearances and/or debt modifications on our corporate credit facility and our non-recourse mortgage debt;

•	the Company’s ability to complete anticipated monetizations of non-core assets within the timeframe and on the terms contemplated, if at all;

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the impact of completed or anticipated initiatives related to our strategic shift to the digital industry, including the acquisitions of Digital Bridge Holdings, LLC (“DBH”) and an ownership interest in Data Bridge Holdings, LLC, the strategic partnership with affiliates of Wafra, Inc. (collectively, “Wafra”), and the formation of certain other investment management platforms, on the Company’s growth and earnings profile;

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whether the Company will realize any of the anticipated benefits of its strategic partnership with Wafra, including whether Wafra will make additional investments to the Company’s digital investment management business;

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the Company’s ability to integrate and maintain consistent standards and controls, including its ability to manage its acquisitions in the digital industry effectively (such as DBH and Data Bridge Holdings, LLC);

•	the impact to our business operations and financial condition of realized or anticipated compensation and administrative cost reductions in connection with corporate restructuring;

•	the Company’s ability to redeploy any proceeds received from the sale of its non-digital or other legacy assets within the timeframe and manner contemplated or at all;

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our business and investment strategy, including the ability of the businesses in which we have a significant investment (such as Colony Credit Real Estate, Inc. (NYSE:CLNC)) to execute their business strategies;

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CLNC’s trading price and its impact on the carrying value of the Company’s investment in CLNC, including whether the Company will recognize further other-than-temporary impairments on such CLNC investment;

•	performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments and available for distribution;

•	our ability to grow our business by raising capital for the companies that we manage;

•	our ability to deploy capital into new investments consistent with our digital business strategies, including the earnings profile of such new investments;

•	the impact of adverse conditions affecting a specific asset class in which we have investments;

•	the availability of attractive investment opportunities;

•	our ability to achieve any of the anticipated benefits of certain joint ventures, including any ability for such ventures to create and/or distribute new investment products;

•	our ability to satisfy and manage our capital requirements;

•	our expected holding period for our assets and the impact of any changes in our expectations on the carrying value of such assets;

•	the general volatility of the securities markets in which we participate;

•	stability of the capital structure of our healthcare and hospitality portfolios;

•	changes in interest rates and the market value of our assets;

•	interest rate mismatches between our assets and any borrowings used to fund such assets;

•	effects of hedging instruments on our assets;

•	the impact of economic conditions on third parties on which we rely;

•	any litigation and contractual claims against us and our affiliates, including potential settlement and litigation of such claims;

•	our levels of leverage;

•	adverse domestic or international economic conditions, including the COVID-19 pandemic, and the impact on the commercial real estate or real-estate related sectors;

•	the impact of legislative, regulatory and competitive changes;

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actions, initiatives and policies of the U.S. and non-U.S. governments and changes to U.S. or non-U.S. government policies and the execution and impact of these actions, initiatives and policies, including regulations permitting or requiring forbearance of rent obligations and inhibiting the ability to pursue evictions and obtain late fees from non-paying tenants;

•	whether the Company will maintain its qualification as a real estate investment trust for U.S. federal income tax purposes;

•	the Company’s ability to maintain its exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	changes in the Company’s board of directors or management team, including Chief Executive Officer succession plans and availability of qualified personnel;

•
the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments and available for distribution;

•	the Company’s ability to make or maintain distributions to Colony stockholders; and

•	our understanding of our competition.
While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by law. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. We caution investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures we make concerning risks in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, respectively. Readers of this Offer to Purchase should also read the Company’s other periodic filings made with the SEC and other publicly filed documents for further discussion regarding such factors.

ABOUT THE COMPANY
Colony Capital, Inc. is a global investment firm with a focus on becoming the leading digital real estate provider and funding source for the occupancy, infrastructure, equity and credit needs of the world’s mobile communications and data-driven companies.
Following the acquisition in July 2019 of Digital Bridge Holdings, LLC (“DBH”), an investment manager dedicated to digital real estate and infrastructure, the Company is currently the only global REIT that owns, manages, and/or operates across all major infrastructure components of the digital ecosystem including data centers, cell towers, fiber networks and small cells. As part of the DBH transaction, the Company announced that Marc C. Ganzi, who co-founded DBH, would become the Chief Executive Officer (“CEO”) of the Company and that Thomas J. Barrack, Jr., the Company’s CEO, would continue in his position as Executive Chairman. Mr. Ganzi became the Company’s CEO effective July 1, 2020. In addition, Jacky Wu, who served and continues to serve as Executive Vice President of the Company, was appointed as the Company’s Chief Financial Officer and Treasurer, effective July 1, 2020. Mark M. Hedstrom, who prior to July 1, 2020 served as the Company’s Chief Financial Officer and Treasurer, continues to serve in his role as Executive Vice President and Chief Operating Officer of the Company.
At June 30, 2020, the Company had approximately $46 billion of assets under management, of which $36 billion was capital managed on behalf of third-party investors and the remainder represents investment interests on the Company’s own balance sheet managed on behalf of its stockholders. With respect to investment interests, the Company owns (a) a 20% controlling interest in Data Bridge Holdings, LLC and its wholly-owned subsidiary, DataBank Holdings, Ltd. (collectively, “DataBank”), a leading provider of enterprise-class data center, cloud, and connectivity services, (b) a portfolio of healthcare properties, (c) a portfolio of hospitality properties, (d) a 36.4% interest in Colony Credit Real Estate, Inc. (NYSE: CLNC) and (e) interests in various other equity and debt investments, including general partner (“GP”) interests in funds sponsored by the Company, commercial real estate equity and debt investments and other real estate related securities. The Company also owns and operates an investment management business with $16.3 billion of fee earning equity under management, including $7.8 billion in digital real estate investments and the remainder in traditional commercial real estate debt and equity investments. The Company continues to operate its non-digital business units to maximize cash flows and value over time.
The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2017. As long as the Company continues to conduct its operations as a REIT, the Company generally is not subject to U.S. federal income taxes on its taxable income to the extent that the Company annually distributes all of its taxable income to Colony stockholders and maintains qualification as a REIT, although the Company is subject to U.S. federal income tax on income earned through its taxable subsidiaries. The Company also operates its business in a manner that will permit the Company to maintain its exemption from registration as an investment company under the 1940 Act.
Organization
The Company conducts all of its activities and holds substantially all of its assets and liabilities through an operating company (the “Operating Company”). At June 30, 2020, the Company owned 90% of the Operating Company, as its sole managing member. The remaining 10% is owned primarily by certain current and former employees of the Company as noncontrolling interests.
The Company’s principal executive offices are located at 515 South Flower Street, 44th Floor, Los Angeles, California 90071, and the telephone number is (310) 282-8820. The Company’s website is www.clny.com. However, the information located on, or accessible from, the Company’s website is not, and should not be considered to be, part of this Offer to Purchase or incorporated into any other filing that the Company has made or will make with the SEC.
THE OFFER
Introduction
The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash any and all of the Convertible Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $1,000 per $1,000 principal amount of the Convertible Notes so purchased, plus Accrued Interest on such Convertible Notes.
Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein, the Company will, promptly after the Expiration Time, accept for payment any and all Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be within two (2) business days of the Expiration Time.
Convertible Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.
Consideration; Accrued Interest
The Consideration for the Convertible Notes accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with or at the direction of the Information and Tender Agent. The Information and Tender Agent will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”
Tenders of Convertible Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered

Convertible Notes, such Holders will not receive the Consideration, unless such Convertible Notes are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Convertible Notes for payment, upon the terms and subject to the conditions of the Offer).
Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Notes—i.e., unpaid interest that has accrued on those Convertible Notes pursuant to their terms from the last semi-annual interest payment date (which was July 15, 2020) up to, but excluding, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.
Expiration Time; Extension; Amendment; Termination
The term “Expiration Time” means 12:00 midnight, New York City time, at the end of September 24, 2020 unless and until the Company shall, in its sole discretion, have extended this time, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than issuing a timely press release.
The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”
The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer at or prior to the Expiration Time, (iii) extend the Expiration Time or (iv) amend the terms of the Offer (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act). Any extension, termination, waiver or amendment will be followed promptly by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than issuing a timely press release.
If the Company extends the Offer or delays its acceptance for payment of, or payment for, any Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Information and Tender Agent may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment of, or payment for, Convertible Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.
If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rules 13e-4 and 14e-1 under the Exchange Act.
Purpose of the Transaction
The purpose of the Offer is to purchase the Convertible Notes in order to retire the debt associated with the Convertible Notes. Any Convertible Notes the Company purchases in the Offer will be cancelled.

Source and Amount of Funds
The total amount of funds required to purchase all of the outstanding $112,811,000 aggregate principal amount of the Convertible Notes at a price equal to $1,000 per $1,000 principal amount is $112,811,000. In addition, the Company will pay Accrued Interest on any Convertible Notes purchased in the Offer and pay related fees and expenses in connection therewith. The Company expects to use cash on hand to fund the purchases of Convertible Notes tendered in the Offer as well as the payment of Accrued Interest and fees and expenses.
PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE NOTES
The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. Any Convertible Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.
Tendering Convertible Notes
The tender of Convertible Notes pursuant to any of the procedures described in this Offer to Purchase will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Convertible Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
UNLESS THE CONVERTIBLE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE INFORMATION AND TENDER AGENT’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME, THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR CONVERTIBLE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED CONVERTIBLE NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.
Only registered Holders of Convertible Notes are authorized to tender their Convertible Notes pursuant to the Offer. Accordingly, to properly tender Convertible Notes or cause Convertible Notes to be tendered, the following procedures must be followed:
Convertible Notes Held Through DTC
DTC or its nominee is the sole registered owner—and thus the sole Holder—of Convertible Notes held in book-entry form through DTC. Beneficial owners of Convertible Notes held through a participant of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) (a “DTC Participant”) are not Holders of the Convertible Notes, and any such beneficial owner that wishes its Convertible Notes to be tendered in the Offer must instruct the DTC Participant through which its Convertible Notes are held to cause its Convertible Notes to be tendered and delivered to the Information and Tender Agent in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Convertible Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day. Such beneficial owners should be aware that such DTC Participant may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact such DTC Participant as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
The Information and Tender Agent and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Convertible Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Information and Tender Agent’s account at DTC and send an Agent’s Message (as defined below) to the Information and Tender Agent for its acceptance. The Information and Tender Agent will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Convertible Notes, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Notes into the Information and Tender Agent’s account through ATOP. However, although delivery of the Convertible Notes may be effected through book-entry transfer into the Information and Tender Agent’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Information and Tender Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Information and Tender Agent. The confirmation of a book-entry transfer into the Information and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information and Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Convertible Notes to be tendered by such participant, and (2) that such participant has received copies of the Offer to Purchase and agrees to be bound by the terms and conditions of the Offer as described herein.
All Convertible Notes are currently held through DTC and have been issued in the form of global notes (the “Global Convertible Notes”) registered in the name of Cede & Co., DTC’s nominee. At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Convertible Notes will be reduced to represent the aggregate principal amount of the Convertible Notes, if any, held through DTC and not tendered pursuant to the Offer.
Information Reporting and Backup Withholding of U.S. Federal Income Tax
Information reporting requirements will generally apply to payments of Consideration and Accrued Interest pursuant to the Offer paid by a U.S. paying agent or other U.S. intermediary to a U.S. Holder. U.S. Holders whose Convertible Notes are tendered and accepted for payment pursuant to the Offer may be subject to backup withholding with respect to the payments of Consideration and Accrued Interest if such Holder fails to provide the applicable withholding agent with its correct taxpayer identification number which, in the case of an individual, is its social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting requirements.
Payments of Accrued Interest to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments (if any) generally will be reported to the IRS and to such Non-U.S. Holder. The information reporting and backup withholding rules that apply to payments to a U.S. Holder pursuant to the Offer generally will not apply to payments to a Non-U.S. Holder pursuant to the Offer if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. See “Material U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in this Offer to Purchase.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Notes pursuant to the procedures described in this Offer to Purchase and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. The Company reserves the absolute right in its sole discretion to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right in its sole discretion to waive or modify in whole or in part any or all of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible

Notes. The Company’s interpretation of the terms and conditions of the Offer will be final and binding, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Information and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Notes will not be deemed to have been made until such irregularities have been cured or waived.
THE METHOD OF DELIVERY OF CONVERTIBLE NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AND TENDER AGENT. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE INFORMATION AND TENDER AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE INFORMATION AND TENDER AGENT PRIOR TO THE EXPIRATION TIME.
No Guaranteed Delivery
There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. Holders that hold Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee should be aware that such entity may establish its own earlier deadlines for participation in the Offer. Tenders not completed prior to the Expiration Time will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer). Holders must tender their Convertible Notes in accordance with the procedures set forth above.
Withdrawal of Tenders; Absence of Appraisal Rights
Withdrawal of Convertible Notes by Holders may only be accomplished in accordance with the following procedures. Holders may withdraw Convertible Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable except that they may be withdrawn after the fortieth (40th) business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Convertible Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Convertible Notes or is unable to purchase Convertible Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Information and Tender Agent may nevertheless, on the Company’s behalf, retain tendered Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.
For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Information and Tender Agent prior to the Expiration Time, by a properly transmitted “Request Message” through ATOP.
Any such notice of withdrawal must (i) specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the participant in DTC whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes and (ii) contain the description of the Convertible Notes to be withdrawn and the aggregate principal amount represented by such Convertible Notes.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. No withdrawal of Convertible Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Information and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Notes may not be rescinded, and any Convertible Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Notes by following one of the procedures for tendering Convertible Notes described herein at any time prior to the Expiration Time.
There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT
Upon the terms and subject to the conditions set forth herein, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer on or prior to the Expiration Time. The Company expects payment to be made within two (2) business days of the Expiration Time. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled.
The Company, at its option, may elect to extend the Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.
The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Convertible Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Information and Tender Agent of confirmation of book-entry transfer of such Convertible Notes or satisfaction of DTC’s ATOP procedures on or before the Expiration Time, and any other documents required thereby.
Upon the terms and subject to the conditions set forth herein, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Convertible Notes validly tendered and not validly withdrawn prior to such Expiration Time, if and when the Company gives written notice to the Information and Tender Agent of its acceptance for payment of such Convertible Notes. On the Payment Date, the Company will deposit the Consideration for all Convertible Notes validly tendered and not validly withdrawn in the Offer and accepted for purchase by the Company, plus Accrued Interest, with or at the direction of the Information and Tender Agent. The Information and Tender Agent will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
If the Company extends the Offer or delays its acceptance for payment of, or payment for, Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Information and Tender Agent may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Convertible Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Convertible Notes validly tendered and accepted for payment pursuant to such Offer.
Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Notes.
UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF CONVERTIBLE NOTES PURCHASED PURSUANT TO THE OFFER.
Tendering Holders of Convertible Notes will not be required to pay brokerage commissions or fees with respect to the tendering of Convertible Notes pursuant to the Offer.
Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment and to pay for any Convertible Notes validity tendered pursuant to the Offer is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”
If the Offer is terminated or the Convertible Notes are validly withdrawn prior to the Expiration Time, or the Convertible Notes are not accepted for payment, the Consideration and Accrued Interest will not be paid or become payable. If any tendered Convertible Notes are not purchased pursuant to the Offer for any reason, such Convertible Notes will be credited to the account maintained at DTC from which those Convertible Notes were delivered, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER
Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a minimum principal amount of Convertible Notes be tendered.
General Conditions. Notwithstanding any other provision of the Offer and subject to applicable law, the Company shall not be required to accept for payment any Convertible Notes validly tendered in the Offer and may, in its sole discretion, terminate or amend the Offer if on or after August 27, 2020, and at or prior to the Expiration Time, any of the following events shall occur:

•
in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•
challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Convertible Notes pursuant to the Offer; or

•
will, or is likely to, materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Convertible Notes pursuant to the Offer;

•
in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•
will, or is likely to, make the acceptance for payment of, or payment for, some or all of the Convertible Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	will, or is likely to, delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Convertible Notes to be purchased pursuant to the Offer; or

•	will, or is likely to, materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•
the Trustee shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or in the acceptance of, or payment for, the Convertible Notes;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•
the commencement or escalation of any war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism, a pandemic, or an escalation of the impacts of the recent COVID-19 viral outbreak, directly or indirectly involving the United States, on or after August 27, 2020;

•
any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Convertible Notes or in the Company’s common stock;

•
any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of our common stock, or any merger, acquisition, business combination or other similar transaction, or any other material transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.
All of the above “General Conditions” will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of any Convertible Notes tendered in the Offer.
The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition, and may be waived by the Company in whole or in part, at any time and from time to time at or prior to the Expiration Time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived, subject to the potential requirement to disseminate additional offering materials and to extend the Offer, to the extent required by applicable law.
The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer at or prior to the Expiration Time, (iii) extend the Expiration Time to a later date and time as announced by the Company or (iv) amend the terms of the Offer (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act). Any extension, termination, waiver or amendment will be followed promptly by a public announcement thereof. In the case of an extension, the announcement shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.
Representations, Warranties and Undertakings. A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by tendering Convertible Notes pursuant to this Offer to Purchase (including by accepting the Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company and the Information and Tender Agent that:

•	the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Offer;

•
the Convertible Notes are, at the time of acceptance, and will continue to be, until the payment on the Payment Date, or the termination or withdrawal of the Offer, or, in the case of Convertible Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•
the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representative of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Convertible Notes;

•
the Convertible Notes will, on the Payment Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•
the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Information and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Convertible Notes tendered.

Subject to applicable law, by tendering Convertible Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Convertible Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Convertible Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Convertible Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults or events of default and their consequences in respect of the Convertible Notes and the Indenture under which such Convertible Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Convertible Notes or to participate in any repurchase, redemption or defeasance of the Convertible Notes and (4) irrevocably constitutes and appoints the Information and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information and Tender Agent also acts as the agent of the Company) with respect to any such tendered Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Information and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration, plus any Accrued Interest, of Convertible Notes tendered pursuant to the Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Convertible Notes that are purchased by the Company).

By tendering Convertible Notes pursuant to the Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Information and Tender Agent, until receipt by the Information and Tender Agent and, in the case of Convertible Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE CONVERTIBLE NOTES
As of August 27, 2020, the Company had outstanding $112,811,000 aggregate principal amount of its 3.875% Convertible Senior Notes due 2021. The Convertible Notes are general, unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and senior in right of payment to any of our subordinated indebtedness. The Convertible Notes are effectively subordinated to our existing and any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our consolidated subsidiaries. The Convertible Notes mature on January 15, 2021, unless earlier repurchased or converted.
If the Company accepts Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Convertible Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Convertible Notes. Below is a summary of certain rights that such Holders will forgo if such Convertible Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Convertible Notes. Please refer to the Indenture, dated as of April 10, 2013, between our predecessor Colony Financial, Inc., as issuer, and The Bank of New York Mellon, as Trustee (as filed as Exhibit 4.1 to Colony Financial, Inc.’s Current Report on Form 8-K, filed on April 10, 2013 and incorporated by reference herein), as supplemented by the Second Supplemental Indenture, dated as of January 28, 2014 (as filed as Exhibit 4.2 to Colony Financial, Inc.’s Current Report on Form 8-K, filed on January 28, 2014 and incorporated by reference herein) (the Indenture and the Second Supplemental Indenture together, the “Indenture”), for the terms of the Convertible Notes. See “Where You Can Find Additional Information.”
Interest
Holders of Convertible Notes purchased in the Offer will forgo the final payment of interest accruing on the principal of the Convertible Notes at the rate of 3.875% per annum scheduled for January 15, 2021.
Conversion Rights of Holders
Holders of Convertible Notes purchased in the Offer will forgo the right to elect to convert those Convertible Notes into shares of our common stock (together with cash in lieu of fractional shares) (at a rate of 60.3431 shares per $1,000 principal amount of Convertible Notes, which equates to a conversion price of approximately $16.57 per share of common stock subject to adjustment as provided in the Indenture) at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Convertible Notes will be settled, at the Company’s election, in shares of our common stock (together with cash in lieu of fractional shares).
Right of Holders to Receive Principal at Maturity
Holders of Convertible Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Convertible Notes on the maturity date for the Convertible Notes. The Convertible Notes are scheduled to mature on January 15, 2021, but the maturity is subject to acceleration upon certain events of default.
Right of Holders to Require Purchase by the Company
Holders of Convertible Notes purchased in the Offer will forgo the right to require the Company to purchase for cash all or a portion of such Holders’ Convertible Notes upon the occurrence of a Fundamental Change (as defined in the Indenture), at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to, but excluding, the purchase date.
This description of the terms of the Convertible Notes and the Indenture is qualified in its entirety by the terms of the Indenture, which is filed as an exhibit to the Schedule TO and incorporated by reference herein.
ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER
The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Convertible Notes before deciding whether the Convertible Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
Position of the Company Concerning the Offer
Holders of Convertible Notes purchased in the Offer will receive cash in an amount that is equal to the principal amount of those Convertible Notes and, following the Payment Date, will forgo interest, conversion and other rights associated with these Convertible Notes.

Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Manager, the Information and Tender Agent or the Trustee makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation.
Holders and owners are urged to evaluate carefully all information included or incorporated by reference in this Offer to Purchase, consult their investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.
Tax Treatment of Purchase of Convertible Notes in the Offer
The sale of a Convertible Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Please see “Material U.S. Federal Income Tax Considerations” for a more detailed discussion.
Limited Trading Market for Convertible Notes Not Purchased in the Offer
The Convertible Notes are not listed on any national or regional securities exchange. To the extent that Convertible Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Convertible Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Convertible Notes that are not tendered and accepted for payment pursuant to the Offer may be adversely affected to the extent that the Offer reduces the float for such Convertible Notes. There is no assurance that an active market in the Convertible Notes will exist or as to the prices at which the Convertible Notes may trade after consummation of the Offer.
Trading Price of Convertible Notes
Because the Convertible Notes are convertible into shares of the Company’s common stock, the trading price of the Convertible Notes is directly affected by factors affecting the trading price of the Company’s common stock, the general level of interest rates and the Company’s credit quality. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading prices of the Company’s common stock and the Convertible Notes are influenced by several factors, many of which are out of the Company’s control.
Treatment of Convertible Notes Not Purchased in the Offer
Convertible Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Convertible Notes, including the covenants and other protective provisions contained in the Indenture governing the Convertible Notes, will remain unchanged. No amendment to the Indenture is being sought. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten (10) business days after the expiration or termination of the Offer. From time to time after the tenth (10th) business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Convertible Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.
There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.
Withdrawal Rights

Withdrawal rights with respect to the Convertible Notes will terminate at the Expiration Time. Thereafter, tenders are irrevocable except that Convertible Notes not yet accepted for purchase may be withdrawn at any time after October 23, 2020 (40 business days after the commencement of the Offer).

Conditions to the Consummation of the Offer

The consummation of the Offer is subject to the satisfaction or waiver of several conditions. See “Conditions to the Offer.” In addition, subject to applicable law, the Company may terminate the Offer at any time prior to the Expiration Time in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Offer or that, in the event that the Offer is not consummated, the market value and liquidity of the Convertible Notes will not be materially adversely affected.
MARKET INFORMATION ABOUT THE CONVERTIBLE NOTES
There is no established reporting system or trading market for trading in the Convertible Notes. To the extent that the Convertible Notes are traded, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.
Our common stock, which may be issued upon conversion of the Convertible Notes, is listed on The New York Stock Exchange under the symbol “CLNY.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock for the periods indicated.

Fiscal year ending December 31, 2020	High	Low
Second Quarter	$3.31	$1.33
First Quarter	5.17	1.33
Fiscal year ending December 31, 2019
Fourth Quarter	$6.02	$4.42
Third Quarter	6.14	4.32
Second Quarter	5.60	4.91
First Quarter	6.21	4.59
Fiscal year ended December 31, 2018
Fourth Quarter	$6.28	$4.55
Third Quarter	6.60	5.75
Second Quarter	7.18	5.75
First Quarter	11.59	5.28

On August 26, 2020, the last reported sale price of our common stock on The New York Stock Exchange was $2.80 per share.
We had 482,178,636 shares of common stock outstanding at August 26, 2020.
HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND THE CONVERTIBLE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
U.S. Federal Income Tax Consequences
The following is a summary of certain U.S. federal income tax consequences of the tender of Convertible Notes pursuant to the Offer and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the Holders of the Convertible Notes have held their Convertible Notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not discuss all aspects of U.S. federal income taxation which may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special U.S. federal income tax rules (e.g., financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, Holders who hold their Convertible Notes as part of a hedge, straddle or conversion or other integrated transaction, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, Holders that elect to mark-to-market their securities and Holders subject to the alternative minimum tax), nor does it address state, local or foreign tax consequences or any U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on certain investment income) other than U.S. federal income tax consequences. In addition, the Company has not sought a formal legal opinion from the Internal Revenue Service (the “IRS”) or from its tax counsel regarding any U.S. federal income tax consequences of tendering Convertible Notes pursuant to the Offer and there is no assurance that the IRS would not challenge any of the conclusions set forth herein.
EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Convertible Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation that is created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Convertible Notes, the U.S. federal income tax treatment of the partnership and each partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that are Holders of Convertible Notes, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Notes.

Sale of Convertible Notes Pursuant to the Offer. The receipt of the Consideration by a U.S. Holder in exchange for the Convertible Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration paid to such U.S. Holder in respect of its tendered Convertible Notes (which does not include payments of Accrued Interest) and (ii) such U.S. Holder’s adjusted tax basis in its tendered Convertible Notes. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will equal the U.S. Holder’s initial cost of such Convertible Note, increased by any market discount previously included in income by such U.S. Holder (assuming such U.S. Holder has elected to include market discount in gross income currently as it accrues) and decreased by the amount of any bond premium previously amortized by such U.S. Holder. Except to the extent a U.S. Holder is subject to the market discount rules discussed below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Convertible Notes for more than one year at the time of disposition. For non-corporate U.S. Holders, certain preferential tax rates may apply to any long-term capital gain that is recognized. The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Convertible Note with “market discount.” Market discount generally is the amount by which the principal amount of the Convertible Note exceeded the U.S. Holder’s tax basis in the Convertible Note immediately after its acquisition. A Convertible Note will not be considered to have market discount if such excess is de minimis (i.e., less than 1/4 of 1% of the principal amount of the Convertible Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Convertible Note to its maturity date). Any gain realized by the U.S. Holder of a Convertible Note with market discount in excess of a de minimis amount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has previously elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above. U.S. Holders should consult their tax advisors regarding the proper method for calculating market discount.
The gross amount of the payments of Accrued Interest generally will be treated as ordinary interest income to the extent not previously included in income.
U.S. Holders That Do Not Tender Their Convertible Notes Pursuant to the Offer or Whose Convertible Notes Are Not Accepted for Purchase. A U.S. Holder that does not tender its Convertible Notes pursuant to the Offer or does not have its tender of Convertible Notes accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer and such U.S. Holder will continue to have the same tax basis, adjusted issue price, holding period, market discount (if any) and amortizable bond premium (if any) with respect to the retained Convertible Notes.
Non-U.S. Holders
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Convertible Note that is neither a U.S. Holder nor a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes). The U.S. federal income tax rules governing Non-U.S. Holders are complex and special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Notes, including the application of any applicable income tax treaties.
Sale of Convertible Notes Pursuant to the Offer. The receipt of the Consideration by a Non-U.S. Holder in exchange for a Convertible Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussions of Accrued Interest and backup withholding below, any gain recognized by a Non-U.S. Holder from the sale of the Convertible Notes generally will not be subject to U.S. federal income tax unless:

•
such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required under an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained in the United States by the Non-U.S. Holder (in either case such gain would be taxable as discussed below);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied (in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source capital losses)); or

•	the Convertible Notes constitute a “United States Real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA.

     Convertible Notes held by a Non-U.S. holder may be exempt from treatment as a USRPI under FIRPTA if (1) the Company’s stock is part of a class of stock that is regularly traded on an established securities market and the applicable Non-U.S. Holder has not, at the time it acquired the Convertible Notes and at certain other times described in the applicable Treasury Regulations, directly or indirectly held notes (and in certain cases other direct or indirect interests in stock) that had a fair market value in excess of 5% of the fair market value of all such outstanding regularly traded stock, or (2) the Company is a “domestically controlled qualified investment entity.” The Company is a “domestically controlled qualified investment entity” if at all times during a specified testing period it is a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-United States persons. In determining whether the company is domestically controlled, we may presume that holders of less than 5% of a publicly traded class of stock are U.S. persons throughout the testing period, except to the extent that we have actual knowledge to the contrary.

We believe that we are currently a domestically-controlled REIT; however, because our common shares are widely held (usually in “street name”) and publicly traded it is very difficult for us to establish that we are a domestically-controlled REIT with the degree of certainty necessary to enable us to forgo withholding 15% of the proceeds payable to a tendering Non-U.S. Holder. Accordingly, we will withhold 15% of the Consideration otherwise payable to a tendering Non-U.S. Holder unless such Non-U.S. Holder can provide us with documentation and certifications establishing to our satisfaction that, under the 5% rule described above, withholding is not required as to it. For further information, interested Non-U.S. Holders should contact the Information and Tender Agent.
Subject to the discussion of backup withholding and FATCA below, the gross amount of the payments of Accrued Interest to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is considered related to the Company through stock ownership;

•
such Non-U.S. Holder is not a bank that acquired its Convertible Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Accrued Interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•
either (A) the Non-U.S. Holder certifies to the Company or the paying agent on IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certain certification requirements of the applicable Treasury regulations and, in either case, neither the Company nor the paying agent has actual knowledge or reason to know that such beneficial owner is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (unless an applicable income tax treaty provides for a lower rate) on payments of Accrued Interest that are not effectively connected with the conduct of a U.S. trade or business. In order to claim an exemption from U.S. federal withholding tax or a reduced withholding rate provided by an applicable income tax treaty or to claim exemption from U.S. federal withholding tax because the Accrued Interest is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder must provide either: (i) a properly executed IRS Form W-8BEN or IRS Form W-8-BEN-E claiming an exemption from U.S. federal withholding tax or reduced rate of tax under an applicable tax treaty, or (ii) a properly executed IRS Form W-8ECI stating that the Accrued Interest is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.
If the gain recognized from the sale of the Convertible Notes or the Accrued Interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such gain or Accrued Interest will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates generally in the same manner as a U.S. Holder (and, in the case of corporate Non-U.S. Holders, a 30% (or a lower applicable income tax treaty rate) branch profits tax may also apply on such corporate Non-U.S. Holder’s effectively connected earnings and profits (as determined for U.S. federal income tax purposes)).

Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any U.S. federal withholding tax that is applied to payments made to such Non-U.S. Holder with respect to the sale of a Convertible Note pursuant to the Offer.
Non-U.S. Holders That Do Not Tender Their Convertible Notes Pursuant to the Offer or Whose Convertible Notes Are Not Accepted for Purchase. A Non-U.S. Holder that does not tender its Convertible Notes pursuant to the Offer or does not have its tender of Convertible Notes accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer.
Information Reporting and Backup Withholding
Information reporting requirements will generally apply to Consideration on the sale of Convertible Notes and to Accrued Interest paid by a U.S. paying agent or other U.S. intermediary to a U.S. Holder pursuant to the Offer. U.S. Holders whose Convertible Notes are tendered and accepted for payment pursuant to the Offer may be subject to backup withholding with respect to the Consideration on the sale of such Convertible Notes if such Holder fails to provide the applicable withholding agent with its correct taxpayer identification number (“TIN”) which, in the case of an individual, is its social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting requirements.
Any cash payments attributable to Accrued Interest that are paid to a Non-U.S. Holder, and amounts withheld from such payments, if any, generally will be reported to the IRS and to such Non-U.S. Holder. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. A Non-U.S. Holder’s receipt of Consideration pursuant to the Offer and Accrued Interest may be subject to additional information reporting and backup withholding unless the Non-U.S. Holder provides a certification of such Holder’s non-U.S. status under penalties of perjury or otherwise establishes that the Holder qualifies for an exemption, provided that the payor does not have actual knowledge or reason to know that such Holder is a United States person or that the conditions of any other exemption are in fact not satisfied. Each Non-U.S. Holder can establish an exemption from backup withholding by providing a properly completed IRS Form W-8BEN, W-8BEN-E or other Form W-8 appropriate to the Non-U.S. Holder’s circumstances.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a tendering Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished to the IRS on a timely basis. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder, commonly referred to as the Foreign Account Tax Compliance Act (FATCA), generally impose a 30% withholding tax on payments of Accrued Interest with respect to the Convertible Notes if paid to a foreign entity unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner (generally by providing the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form). The United States has entered into intergovernmental agreements with certain non-U.S. jurisdictions, and may enter into additional intergovernmental agreements that modify the FATCA withholding regime described above.
Non-U.S. Holders are urged to consult their tax advisors regarding FATCA and the application of these requirements to their tender of the Convertible Notes pursuant to the Offer.

DEALER MANAGER AND INFORMATION AND TENDER AGENT
We have retained Barclays Capital Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, the Dealer Manager may contact Holders, brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact the Dealer Manager. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
The Dealer Manager and its affiliates engage in various investment banking, commercial banking and financial advisory transactions with us and our affiliates. In addition, from time to time, the Dealer Manager and its affiliates may effect transactions for its respective accounts or the accounts of customers, and hold on behalf of themselves or its customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.
D. F. King & Co., Inc. has been appointed the Information and Tender Agent for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information and Tender Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. Requests for additional copies of documentation may be directed to the Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
SOLICITATION AND EXPENSES
In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information and Tender Agent as described above) for soliciting tenders of Convertible Notes pursuant to the Offer. Holders and owners holding Convertible Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Information and Tender Agent. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Convertible Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager or the Information and Tender Agent for purposes of the Offer. None of the Dealer Manager or the Information and Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.
Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager or the Information and Tender Agent.

MISCELLANEOUS
Securities Ownership
Currently neither the Company nor any of its majority-owned subsidiaries beneficially owns any Convertible Notes. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge after making reasonable inquiry, none of its directors, executive officers or controlling persons beneficially own any Convertible Notes.
Recent Securities Transactions
Other than as set forth below, based on the Company’s records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company’s knowledge after making reasonable inquiry, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company’s knowledge after making reasonable inquiry, none of the directors or executive officers of the Company or any of its subsidiaries, have effected any transactions involving the Convertible Notes during the sixty (60) days prior to the date of this Offer to Purchase.
During July 2020, we repurchased an aggregate of $289.689 million principal amount of the Convertible Notes in separate privately negotiated transactions at a purchase price of $997.50 per $1,000 principal amount for a total purchase price of $289.156 million, including accrued and unpaid interest.
Other Material Information
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Convertible Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Any questions or requests for assistance may be directed to the Dealer Manager or the Information and Tender Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase or the Incorporated Documents may be directed to the Information and Tender Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information and Tender Agent for the Offer is:
D. F. King & Co., Inc.
48 Wall Street – 22nd Floor
New York, New York 10005
Attention: Andrew Beck
Banks and broker call: (212) 269-5550
All others call toll free: (866) 406-2287
Email: clny@dfking.com
By Facsimile Transmission (for Eligible Institutions only): (212) 709-3328
For Confirmation: (212) 269-5552
Attention: Andrew Beck

The Dealer Manager for the Offer is:
Barclays Capital Inc.
Barclays Capital Inc.
745 Seventh Avenue, 5th Floor
New York, New York 10019
Attention: Liability Management Group
Telephone: (212) 528-7581
Toll Free: (800) 438-3242
Facsimile: (646) 834-0584